UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2018

SenesTech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37941	20-2079805
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3140 N. Caden Court, Suite 1

Flagstaff, AZ 86004

(Address of principal executive offices) (Zip Code)

(928) 779-4143

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On June 20, 2018, SenesTech, Inc. (the “Company”) entered into a Letter Agreement (the “Agreement”) with a certain holder (collectively, the “Holder”) of the Company’s outstanding warrants to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), originally issued on November 21, 2017 (the “Original Warrants”). This transaction provides the Company with $1.6 million in cash to assist it with its execution of its business strategy and additional working capital. Maxim Group LLC acted as placement agent in the transaction.

The form of the Original Warrants was filed as Exhibit 4.2 to a Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on November 17, 2017 (the “Prior 8-K”) and incorporated herein by reference. The resale of the shares issuable upon exercise of the Original Warrants was registered pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-221433), originally filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) on November 8, 2017, as amended thereto on November 16, 2017, which became effective on November 16, 2017.

Pursuant to the Agreement, the Company and the Holder agreed that the Holder would exercise its Original Warrant representing 1,133,909 million shares of Common Stock for cash at the $1.50 exercise price for gross proceeds of $1.7 million. The Company would issue to Holder a new warrant (collectively, the “New Warrant”) to purchase 1,133,909 shares of Common Stock, with the New Warrant having similar terms as the Original Warrant, except that, generally, (A) the New Warrant would not contain any price anti-dilution protection (in comparison to the full-ratchet price protection provided in Sections 2(c) - (e) of the Original Warrants), other than standard adjustments in the event of any dividends or distributions on our Common Stock, or any stock split, reverse stock split, recapitalization, reorganization or similar transaction, (B) the New Warrants would only permit exercise after the six-month anniversary of issuance, and only permit “cashless” or “net” exercise to the extent that there is not an effective registration statement covering the resale by the Holder of the shares of Common Stock underlying the New Warrant and (C) the exercise price of the New Warrant would be $1.82 per share (in comparison to $1.50 per share for the Original Warrants), subject to adjustment as described above. The Agreement includes customary representations, warranties and covenants of the Company. In addition, pursuant to the Agreement, (A) the Company, subject to certain exceptions, may not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock for a period of five trading days after the date of the Agreement, and (B) if at any time during the six months following the date of the Agreement, the Company enters into a Letter Agreement with any other holder of Original Warrants that is more favorable to the other holder than the Agreement to the Holder, the terms of the Agreement will be automatically adjusted to provide Holder the benefit of the more favorable terms.

Upon execution of the Agreement, the Holder delivered to the Company an irrevocable notice of exercise with respect to its Original Warrant. The Company expects to receive net proceeds of approximately $1.6 million from the exercise of the Original Warrant. After exercise of the Original Warrant by the Holder subject to the Agreement, 3,423,591 shares of Common Stock will be subject to issuance under the remaining Original Warrants.

The foregoing description of the Agreement and the New Warrant is a summary and is qualified in its entirety by reference to the form of Agreement and the form of New Warrant, which are filed hereto as Exhibit 10.1 and Exhibit 4.1, respectively, and are incorporated herein by reference.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated herein by reference. The New Warrants were issued in a private placement pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated under the Securities Act (“Regulation D”), without general solicitation, made only to and with an “accredited investor” as defined in Regulation D.

Item 3.03	Material Modifications to Rights of Security Holders.

The information contained in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description
4.1	Form of New Warrant
10.1	Form of Letter Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2018

SENESTECH, INC.
By:	/s/ Thomas C. Chesterman
Thomas C. Chesterman
Chief Financial Officer